Exhibit 10.2
Fiscal 2008 Annual Performance Bonus Program
for John D. Carter and Tamara L. Lundgren
The Employment Agreements between the Company and each of John D. Carter and Tamara L. Lundgen provide for annual cash bonuses for fiscal 2007, 2008 and 2009 under bonus programs to be developed by the Compensation Committee (the Committee), with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The annual bonus program for Mr. Carter and Ms. Lundgren for fiscal 2008 has two components. The first component consists of awards under the Company’s Executive Annual Bonus Plan, with cash payouts based on achievement of Company financial performance targets. The second component is based on the achievement of management objectives established by the Committee. The two components of the annual performance bonus program shall operate independently, and the Committee shall make determinations with respect to the second component without regard to the outcomes under the first component.
Company Financial Performance Targets — Awards Under Executive Annual Bonus Plan
Calculation of Cash Payout. For fiscal 2008, the performance targets under the Executive Annual Bonus Plan shall be the Company’s EPS Growth and Return on Capital Employed (ROCE), and each performance target shall be weighted equally. Cash payouts to the participants under this component of the bonus program shall be determined based on the level of achievement of each performance target. The Committee has established performance targets for EPS Growth and ROCE and corresponding payouts as a percentage of a participant’s target amount. Payouts begin at positive levels of EPS Growth and ROCE, and the maximum aggregate payout per participant is equal to the maximum permitted under the Executive Annual Bonus Plan. Each performance target operates independently, and the payout is determined based solely on that performance target.
Participants’ Target Amounts. The target amount for Mr. Carter for each Company performance target shall be 25% of his annual base salary as in effect on August 31, 2008. The target amount for Ms. Lundgren for each Company performance target shall be 25% of her annual base salary as in effect on August 31, 2008.
EPS Growth. The EPS Growth for fiscal 2008 shall be equal to the Adjusted EPS for that year minus the EPS for fiscal 2007, with that difference then divided by the EPS for fiscal 2007. For purposes of this bonus program, the EPS for fiscal 2007 shall be deemed to be $4.37, the diluted earnings per share reported in the Company’s Consolidated Statements of Income for the Fiscal Year ended August 31, 2007 adjusted to eliminate the impact of (a) the fees, expenses, costs and indemnification payments paid or incurred by the Company in relation to or in connection with the investigations by the United States Department of Justice and the United States Securities and Exchange Commission into the Company’s past payment practices in Asia (the “Investigation”) and (b) the fees, costs and expenses of the Compliance Consultant retained by the Company in connection with its settlement of the Investigation and his attorneys, accountants, and other advisors and consultants ((a) and (b) collectively, “Investigation Expenses”) incurred in fiscal 2007. Adjusted EPS for fiscal 2008 shall mean the Company’s diluted earnings per share for that fiscal year before extraordinary items and the cumulative effects of changes in accounting principles, if any, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, adjusted to eliminate the impact of Investigation Expenses.
ROCE. The Company’s ROCE for fiscal 2008 shall be equal to the Company’s Adjusted Net Income for fiscal 2008 divided by the Company’s Average Capital Employed for fiscal 2008. Adjusted Net Income for fiscal 2008 shall mean the amount determined by excluding interest expense from the Company’s income before income taxes for fiscal 2008, recalculating the income tax expense for the year based on the adjusted income before income taxes, and then calculating net income (i) to eliminate the impact of Investigation Expenses and (ii) before extraordinary items and the cumulative effects of changes in accounting principles, if any, all in a manner consistent with the actual calculations reflected in the audited consolidated financial statements of the Company and its subsidiaries for fiscal 2008. Average Capital Employed for fiscal 2008 shall mean the average of five (5) numbers consisting of the Capital Employed as of the last day of the fiscal year and as of the last day of the four preceding fiscal quarters. Capital Employed as of any date shall mean the Company’s total assets minus the sum of all of its liabilities other than debt for borrowed money and capital lease obligations, in each case as set forth on the consolidated balance sheet of the Company and its subsidiaries as of the applicable date.
Change in Accounting Principle. If the Company implements a change in accounting principle during fiscal 2008 either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then EPS Growth and ROCE shall be adjusted to eliminate the impact of the change in accounting principle.
Management Objectives
The second component of the annual bonus program is based on the achievement of the management objectives determined by the Committee. The Committee shall establish the management objectives and specify the weight to be assigned to each objective. Following the end of the fiscal year, the Committee shall evaluate the performance of each participant against the management objectives, determine the extent to which each objective has been met and determine the amount of the bonus to be paid. The target bonus amount of this component of the bonus program shall be 50% of the annual base salary of the participant as in effect on August 31, 2008. The actual amount of the bonuses under this component shall be determined by the Committee.
General Provisions
Payouts Under Program. There is no cap or maximum amount of the aggregate bonus that can be paid to either Mr. Carter or Ms. Lundgren. Payouts up to 3x of the aggregate target amounts shall be in cash. Payouts in excess of 3x of a participant’s aggregate target amounts shall be in the form of Class A Common stock of the Company which would vest within an agreed timeframe and be subject to agreed upon vesting provisions.
Certification. Following the end of fiscal 2008 and prior to the payment of any bonus based on the Company financial performance targets, the Committee shall certify in writing the level of attainment of each performance target for the year and the calculation of the bonus amounts for each participant. Payouts shall be made in cash to the participants as soon as practicable after October 31, 2008 following certification by the Committee.
Conditions to Payment. Subject to the terms of each participant’s employment agreement and change in control agreement, a participant must be employed by the Company on August 31, 2008 to receive this component of the annual bonus.
IRS Section 162(m). The Company Financial Performance component of the annual bonus program is implemented pursuant to the Executive Annual Bonus Plan, which was approved by shareholders in 2005, and is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The EPS Growth and ROCE performance targets are among performance goals approved by shareholders in the Executive Annual Bonus Plan.